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                                                                   EXHIBIT 11.1
                   Lamar Advertising Company and Subsidiaries
                   Earnings Per Share Computation Information

                    Years ended December 31, 1998 and 1997,
                     the two months ended December 31, 1996
                      and the year ended October 31, 1996


                                                Year Ended          Year Ended         Two Months Ended       Year Ended
                                               December 31,        December 31,          December 31,         October 31,
                                                  1998                1997                  1996                 1996
                                              ------------          -----------          -----------           -----------
Net earnings (loss) applicable
  to common stock                             $(12,255,000)           2,476,000           (8,115,000)           10,484,000
                                              ============          ===========          ===========           ===========
Weighted average common shares
outstanding                                     51,361,522           47,037,497           45,520,784            41,134,476
Shares issuable upon exercise of
stock options                                           --              363,483                   --               114,057
                                              ------------          -----------          -----------           -----------
Weighted average common shares and
common equivalents outstanding                  51,361,522           47,400,980           45,520,784            41,248,533
                                              ============          ===========          ===========           ===========
Net earnings (loss) per common share
 basic and diluted                            $     (0.24)                 0.05                (0.18)                 0.25
                                              ============          ===========          ===========           ===========

The above earnings per share (EPS) calculations are submitted in accordance with Statement of Financial Accounting Standards No. 128. An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above for the year ended December 31, 1998 and the two months ended December 31, 1996 because it produces an antidilutive result. The following information is disclosed for purposes of calculating antidilutive EPS for that period.


Weighted average common shares
  outstanding                                  51,361,522            45,520,784
                                              ===========           ===========
Shares issuable upon exercise of
  stock options                                   505,558               547,018
                                              -----------           -----------
Weighted average common shares and
common share equivalents outstanding           51,867,080            46,067,802
                                              ===========           ===========
Net loss per common share                     $     (0.24)                (0.18)
                                              ===========           ===========